                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       HECTOR COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
/X/  Items 22(a)(2) of
     Schedule A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                       HECTOR COMMUNICATIONS CORPORATION

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 18, 1999

                            ------------------------

    Notice is hereby given that the Annual Meeting of Shareholders of Hector Communications Corporation will be held at the Carlson School of Management, 321 19th Avenue South, Room 2-260Z, Minneapolis, Minnesota on Tuesday, May 18, 1999 at 2:00 p.m., Central Daylight Time, for the following purposes:

    1. To elect two (2) directors to hold office until the 2002 Annual Meeting of Shareholders or until their successors are elected.

    2. To consider and act upon a proposal to ratify and approve the Company's 1999 Stock Plan which authorizes the issuance of up to 300,000 shares pursuant to options and other awards granted under the Plan and increases from 1000 to 2000 the number of shares purchasable upon exercise of an option automatically granted to each director reelected at or continuing in office after the annual meeting of shareholders.

    3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on March 19, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                          Richard A. Primuth,
                                          SECRETARY

Hector, Minnesota
April 15, 1999

    TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                       HECTOR COMMUNICATIONS CORPORATION
                             211 SOUTH MAIN STREET
                            HECTOR, MINNESOTA 55342
                                 (612) 848-6611

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    This Proxy Statement is furnished to the shareholders of Hector Communications Corporation ("HCC" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held at the Carlson School of Management, 321 19th Avenue South, Room 2-260Z, Minneapolis, Minnesota on Tuesday, May 18, 1999, beginning at 2:00 p.m. or at any adjournment or adjournments thereof. The cost of this solicitation will be paid by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

    Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. If not so revoked, the shares represented by such proxy will be voted by the persons designated as proxies in favor of the matters indicated. In the event any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies will vote in accordance with their judgment on such matters. The Company's corporate offices are located at 211 South Main Street, Hector, Minnesota 55342, and its telephone number is (320) 848-6611. The mailing of this Proxy Statement to shareholders of the Company commenced on or about April 15, 1999.

    The total number of shares outstanding and entitled to vote at the meeting as of March 19, 1999 were 2,663,968 shares of $.01 par value Common Stock. Each share of Common Stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. Only shareholders of record at the close of business on March 19, 1999 will be entitled to vote at the meeting. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business. In addition to its outstanding Common Stock, the Company had outstanding on the record date 342,800 shares of non-voting convertible preferred stock. See "Security Ownership of Certain Beneficial Owners and Management" herein.

    Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on any particular item of business would not constitute a quorum for the transaction of business at the meeting, then that item must be approved by holders of a majority of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will be tabulated at the meeting to determine whether or not a quorum is present. Abstentions on a particular item of business will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of the Company's common stock by each person known by the Company to own of record or beneficially five percent (5%) or more of the Company's common stock, and all officers and directors of the Company as a group based upon information available as of March 31, 1999.

           NAME AND ADDRESS             AMOUNT AND NATURE OF    PERCENT
         OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP   OF CLASS*
--------------------------------------  --------------------  ------------
Curtis A. Sampson                             565,894(1)            21.2%
211 South Main Street
Hector, MN 55342

Mario J. Gabelli                              462,900(2)            15.4%
One Corporate Center
Rye, New York 10580

Perkins Capital Management Inc.               366,136(3)            13.7%
730 E Lake Street
Wayzata, MN 55391

Golden West Cablevision, Inc.                 171,425                6.4%
P.O. Box 411
Wall, South Dakota 57790

Paul N. Hanson                                152,769(4)             5.7%
211 South Main Street
Hector, MN 55342

All directors and officers                    633,768(5)            23.8%
as a group (9 persons)

------------------------

 * There are currently outstanding 342,800 shares of the Company's Series A Convertible Preferred Stock. The holders of preferred stock have no voting rights, except in limited circumstances, but each share of preferred stock is convertible at any time at the option of the holder into one share of common stock. The percent of class calculations in the right column above do not give effect to the conversion of any shares of Preferred Stock, all of which are issued to persons and entities directly or indirectly controlled by or affiliated with Mr. Mario J. Gabelli, except for the percentage calculation applicable to Mr. Gabelli. See footnote 2. Each such percentage calculation would decline approximately 9% if such conversion were assumed.

(1) The shares listed above include 383,541 shares owned by Mr. Sampson directly, 50,000 shares which may be purchased within 60 days pursuant to outstanding stock options, 5,625 shares issuable upon conversion of the Company's 8.5% Convertible Subordinated Debentures due 2002 ("Convertible Debentures"), 14,937 shares owned by Mr. Sampson's wife, 54,719 shares owned by the Communications Systems, Inc. Employee Stock Ownership Plan ("CSI ESOP") of which Mr. Sampson is a trustee and 57,072 shares owned by the Hector Communications Corporation Employee Stock Ownership Plan ("Hector ESOP") of which Mr. Sampson is a trustee. See "Certain Transactions" below. Mr. Sampson disclaims any beneficial ownership of the shares owned by his wife and disclaims any beneficial ownership of the shares owned by the CSI ESOP and the Hector ESOP in excess of the shares allocated to his account, which totaled 10,157 shares at December 31, 1998.

(2) The aggregate number of shares listed includes shares respectively held by various persons or entities which are deemed to be controlled, directly or indirectly, by or affiliated with Mr. Gabelli. The aggregate number of shares listed above include 342,800 shares of the Company's non-voting Convertible Preferred Stock (which are convertible on a one for one basis at any time into the Company's common stock), including shares held by the following persons in the amounts respectively indicated: Gabelli Performance Partnership, 201,700 shares; and Lynch Corporation, 124,000 shares. In addition, the following persons hold shares of the Company's common stock in the amounts respectively indicated: Gabelli Performance Partnership, 25,800 shares; Lynch Corporation, 31,800 shares; and GAMCO Investors, Inc., 62,500 shares.

(3) The shares indicated include 358,834 shares deemed to be owned by Perkins Capital Management, Inc. as the beneficial holder of $3,190,000 principal amount of Convertible Debentures.

(4) The shares listed above include 12,978 shares owned by Mr. Hanson directly, 24,000 shares which may be purchased within 60 days pursuant to outstanding stock options, 4,000 shares owned by Mr. Hanson's wife, 5,625 shares issuable to Mr. Hanson's wife upon conversion of the Convertible Debentures; 54,719 shares owned by the CSI ESOP of which Mr. Hanson is a trustee and 57,072 shares owned by the Hector ESOP of which Mr. Hanson is a trustee. Mr. Hanson disclaims any beneficial ownership of the shares owned by the CSI ESOP and Hector ESOP in excess of the shares allocated to his account, which totaled 3,823 shares at December 31, 1998.

(5) Includes 111,791 shares owned collectively by the CSI ESOP and the Hector ESOP of which Messrs. C. A. Sampson and Hanson are trustees, and 149, 800 shares deemed outstanding pursuant to options exercisable within 60 days. Mr. Sampson and Mr. Hanson disclaim any beneficial ownership of the shares owned by the CSI ESOP and the Hector ESOP in excess of shares allocated to their respective accounts as described under footnotes 1 and 4 above.

                            1. ELECTION OF DIRECTORS

    The Board of Directors has nominated and recommends for election as directors of the Company the two persons named below. Messrs. Curtis A. Sampson and Steven H. Sjogren have served as directors since 1990. It is intended that proxies will be voted for such nominees. The Board of Directors believes that each nominee named below will be able to serve, but should a nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

    Information regarding the nominees and other directors filling unexpired terms, including information regarding their principal occupations currently and for the preceding five years, is set forth below and on the following page. Ownership of Common Stock of the Company is given as of March 24, 1999. To the best of the Company's knowledge, unless otherwise indicated below, the persons indicated possess sole voting and investment power with respect to their stock ownership.

                                                                                      YEAR
                                                                                     CURRENT     AMOUNT OF      PERCENT OF
                                PRINCIPAL OCCUPATION AND OTHER         DIRECTOR       TERM         STOCK        OUTSTANDING
NAME AND AGE                            DIRECTORSHIPS                    SINCE       EXPIRES     OWNERSHIP         STOCK
------------------------  ------------------------------------------  -----------  -----------  ------------  ---------------
NOMINEES PROPOSED FOR ELECTION FOR TERM EXPIRING IN 2002
Curtis A. Sampson         Chairman and Chief Executive Officer of           1990         1999     565,894(1)         21.2%
 (65)+                    the Company; Chairman of the Board,
                          President and Chief Executive Officer of
                          Communications Systems, Inc.
                          (telecommunications manufacturing);
                          Chairman of the Board of Canterbury Park
                          Holding Corporation (thoroughbred
                          racetrack).
Steven H. Sjogren         President and Chief Operating Officer of          1990         1999     115,250(2)          4.3%
 (56)+                    the Company.

DIRECTORS SERVING UNEXPIRED TERMS
Charles R. Dickman        Retired Pharmacist, Hector, Minnesota.            1990         2000       55,161  (3)          2.1   %
 (78)
Paul A. Hoff              Chief Executive Officer, Park Regional            1993         2000        4,000  (4)      *
 (51)                     Mutual Telephone Company, Underwood,
                          Minnesota.
Edward E. Strickland      Business and management consultant;               1990         2000       18,111  (5)      *
 (72)                     Director of: Reuter Manufacturing, Inc.
                          (manufacturing); Bio-Vascular, Inc.
                          (medical devices); Intercim, Inc. (factory
                          management software); Communications
                          Systems, Inc.; and Quantech, Ltd. (medical
                          devices).
James O. Ericson          Business consultant and private investor          1995         2001       26,957  (6)          1.0   %
 (63)
Paul N. Hanson            Vice President and Treasurer of the               1990         2001      152,769  (7)          5.7   %
 (52)                     Company; Chief Financial Officer, Vice
                          President of Finance and Treasurer of
                          Communications Systems, Inc.
Wayne E. Sampson          Management consultant; director of                1990         2001       63,719  (8)          2.4   %
 (69)+                    Communications Systems, Inc.

------------------------

 + Wayne E. Sampson and Curtis A. Sampson are brothers and each is a first cousin to Mr. Sjogren.

 *  Indicates ownership of less than one percent.

(1) See footnote 1 to "Security Ownership of Certain Beneficial Owners and Management" above.

(2) Includes 16,978 shares owned by Mr. Sjogren directly, 41,200 shares deemed outstanding pursuant to options exercisable within 60 days and 57,072 shares owned by the Hector ESOP of which Mr. Sjogren is a trustee. Mr. Sjogren disclaims any beneficial ownership of the shares owned by the Hector ESOP in excess of the shares allocated to his account, which totaled 6,181 shares at December 31, 1998.

(3) Includes 14,334 shares owned by Mr. Dickman's wife, as to which beneficial ownership is disclaimed, and 5,500 shares deemed outstanding pursuant to options exercisable within 60 days.

(4) Represents shares deemed outstanding pursuant to options exercisable within 60 days.

(5) Includes 4,500 shares deemed outstanding pursuant to options exercisable within 60 days and 2,025 shares upon conversion of Convertible Debentures.

(6) Includes 3,310 shares owned by Mr. Ericson's spouse, as to which beneficial ownership is disclaimed and 3,000 shares deemed outstanding pursuant to options exercisable within sixty days.

(7) See footnote 4 to "Security Ownership of Certain Beneficial Owners and Management" above.

(8) Includes 3,500 shares owned by Mr. W. E. Sampson directly, 5,500 shares which may be purchased within 60 days pursuant to outstanding stock options, and 54,719 shares owned by the CSI ESOP, of which Mr. Sampson is a trustee. Mr. Sampson disclaims any beneficial ownership of the shares owned by the CSI ESOP.

INFORMATION REGARDING BOARD AND BOARD COMMITTEES

    The Board of Directors of the Company met four times during 1998. Each director nominee and each continuing director attended at least 75% of the meetings of the Board and each committee on which such director served.

    Each non-employee member of the Board is paid an monthly fee of $500, plus $400 for each Board or committee meeting attended. Messrs. Curtis A. Sampson, Sjogren and Hanson, who are otherwise employed by the Company, receive no additional compensation for service on the Board.

    Each non-employee member of the Board of Directors nominated for reelection or continuing in office receives at the time of each annual meeting of the shareholders an option to purchase 1,000 shares of the Company's Common Stock. Each director's option provides for an exercise price equal to the fair market value of the Company's Common Stock on the date of grant exercisable over a ten-year period beginning six months after the date the option is granted. If Proposal No. 2 is adopted, this automatic option grant will increase to cover 2,000 shares.

    The Company has an Audit Committee consisting of Messrs. Wayne E. Sampson and Strickland. The Audit Committee recommends to the full Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants, as well as the internal accounting controls of the Company. The Audit Committee met once in 1998.

    The Company has a Compensation Committee consisting of Messrs. Hoff, Wayne
E. Sampson and Sjogren. The Compensation Committee met once during 1998. The Compensation Committee recommends to the Board of Directors compensation for executive officers and key personnel and reviews the Company's compensation policies and practices. Mr. Sjogren does not participate in the consideration by the committee of his own compensation.

                         PROPOSAL TO RATIFY AND APPROVE
                            THE COMPANY'S STOCK PLAN

GENERAL INFORMATION

    The Company's Board of Directors has adopted the Hector Communications 1999 Stock Plan (the "Plan"), subject to ratification and approval by the Company's shareholders. The Plan is a successor to the Company's 1990 Stock Option Plan (the "1990 Plan"). Consistent with the purposes of the 1990 Plan, the purpose of the Plan is to enable the Company and its subsidiaries to retain and attract key employees, consultants and non-employee directors who contribute to the Company's success by their ability, ingenuity and industry, and to enable such key employees, consultants and non-employee directors to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company. The Plan authorizes the granting of awards in any of the following forms: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, and (iv) deferred stock.

    The Plan provides for a total share authorization of 300,000 shares in order to provide an adequate reserve for the grant of options to key employees in the future and to provide for ongoing automatic grants of stock options to non-employee directors. The 1990 Plan was originally adopted with an authorization of 250,000 shares which was increased to 500,000 shares pursuant to an amendment approved by the shareholders in May 1997. As of April 1, 1999, a total of 61,000 shares have been purchased through the exercise of options under the 1990 Plan and, in addition, options to purchase 341,275 shares were outstanding. The 1990 Plan will expire in accordance with its terms on July 19, 2000 and the Board has determined it is prudent to adopt a new successor plan at this time.

    The principal features of the Plan are summarized below.

SHARES AVAILABLE UNDER THE PLAN

    The maximum number of common shares reserved and available under the Plan for awards is 300,000 (subject to possible adjustment in the event of stock splits or other similar changes in outstanding common shares). Common shares covered by expired or terminated stock options and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the Plan.

ELIGIBILITY AND ADMINISTRATION

    Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries, as well as consultants and non-employee directors, are eligible to be granted awards under the Plan. The Plan will be administered by the Board or, in its discretion, by a committee of not less than two non-employee directors who are "outside directors" as defined in the Plan (the "Committee") appointed by the Board of Directors. The term "Board" as used in this section refers to the Board of Directors or if the Board has delegated its authority, the Committee. The Board will have the power to make awards (other than awards to non-employee directors), determine the number of shares covered by each award and other terms and conditions of such awards, interpret the Plan, and adopt rules, regulations and procedures with respect to the administration of the Plan. The Board may delegate its authority to officers of the Company for the purpose of selecting key employees who are not officers of the Company to be participants in the Plan.

AWARDS UNDER PLAN

    STOCK OPTIONS. The Board may grant stock options that either qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended ("Code") or are "non-qualified stock options" in such form and upon such terms as the Board may approve from time to time. Stock options granted under the Plan may be exercised during their respective terms as determined by the Board. The purchase price may be paid by tendering cash or, in the Board's discretion, by tendering promissory notes or Company common stock. The optionee may elect to pay all or part of the option exercise price by having the Company withhold upon exercise of the option a number of shares with a fair market value equal to the aggregate option exercise price for the shares with respect to which such election is made. No stock option shall be transferable by the optionee or exercised by anyone else during the optionee's lifetime.

    Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the reason for the termination. Following a participant's death, the participant's stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee's legatee for a period of one year or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability. If the participant retires, the participant's stock options may be exercised to the extent they were exercisable at the time of retirement or for a period of twelve months from the date of retirement or until the expiration of the stated term of the option, whichever is less. If the participant is involuntarily terminated without cause, the participant's options may be exercised to the extent they were exercisable at the time of termination for the lesser of three months or the balance of the stated term of the option. If the participant's employment is terminated for cause, the participant's stock options immediately terminate. The Board may, in its discretion, accelerate the exercisability of stock options which would not otherwise be exercisable upon death, disability or retirement.

    No incentive stock options shall be granted under the Plan as originally adopted after April 1, 2009. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company, any subsidiary or affiliate). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The exercise price under an incentive stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the Plan may be less than 100% of the fair market value of the common stock on the date of grant.

    The Plan provides for the automatic granting of options to non-employee directors. Such options are granted to each person who (i) is not an employee of the Company, any parent corporation or subsidiary and (ii) is elected or re-elected as a director by vote of the Board or the shareholders subsequent to April 1, 1999 or continues in effect following the annual meeting of Shareholders. Each such person automatically receives, as of the date of each such election or re-election, a non-qualified option to purchase 2,000 shares of common stock with an option price equal to the fair market value of the Company's common stock on the date the option is granted. The options have ten-year terms and are exercisable beginning six months after the date of option grant. These options will not expire upon termination of service as a director. Non-employee directors are also eligible to receive additional grants of non-qualified stock options under the Plan.

    The automatic grant program under the Plan replaces a similar formula grant program under the 1990 Plan, with each option granted under the 1990 Plan covering 1,000 shares.

    STOCK APPRECIATION RIGHTS. The Board may grant stock appreciation rights ("SARs") in connection with all or part of any stock option (with the exception of options granted to non-employee directors), either at the time of the stock option grant, or, in the case of non-qualified options, later during the term of the stock option. SARs entitle the participant to receive from the Company the same economic value that would have been derived from the exercise of an underlying stock option and the immediate sale of the shares of common stock. Such value is paid by the Company in cash, shares of common stock or a combination of both, in the discretion of the Board. SARs are exercisable or transferable only at such times and to the extent stock options to which they relate are exercisable or transferable. If an SAR is exercised, the underlying stock option is terminated as to the number of shares covered by the SAR exercise.

    RESTRICTED STOCK. The Board may grant restricted stock awards that result in shares of common stock being issued to a participant subject to restrictions against disposition during a restricted period established by the Board. The Board may condition the grant of restricted stock upon the attainment of specified performance goals or service requirements. The provisions of restricted stock awards need not be the same with respect to each recipient. The restricted stock will be held in custody by the Company until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless the Board requires such dividends and distributions to be held by the Company subject to the same restrictions as the restricted stock. Notwithstanding the foregoing, all restrictions with respect to restricted stock lapse 60 days (or less as determined by the Board) prior to the occurrence of a merger or other significant corporate change, as provided in the Plan.

    If a participant terminates employment during the period of the restrictions, all shares still subject to restrictions will be forfeited and returned to the Company, subject to the right of the Board to waive such restrictions in the event of a participant's death, total disability, retirement or under special circumstances approved by the Board.

    DEFERRED STOCK. The Board may grant deferred stock awards that result in shares of common stock being issued to a participant or group of participants upon the expiration of a deferral period. The Board may condition the grant of deferred stock upon the attainment of specified performance goals. The provisions of deferred stock awards need not be the same with respect to each recipient.

    Upon termination of employment for any reason during the deferral period for a given award, the deferred stock in question shall be forfeited by the participant, subject to the Board's ability to waive any remaining deferral limitations with respect to a participant's deferred stock. During the deferral period, deferred stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered and any dividends declared with respect to the number of shares covered by a deferred stock award will either be immediately paid to the participant or deferred and deemed to be reinvested in additional deferred stock, as determined by the Board. The Board may allow a participant to elect to further defer receipt of a deferred stock award for a specified period or until a specified event.

FEDERAL INCOME TAX CONSEQUENCES

    STOCK OPTIONS. An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the "Applicable Holding Periods"), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain. Under current law, net capital gains are taxed at a minimum federal rate of 28% while compensation income may be taxed at higher federal rates.

    An optionee generally will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

    SARS. The grant of an SAR would not result in income for the participant or in a deduction for the Company. Upon receipt of shares or cash from exercise of an SAR, the participant would generally recognize compensation income, measured by the fair market value of the shares plus any cash received, and the Company would be entitled to a corresponding deduction.

    RESTRICTED STOCK AND DEFERRED STOCK. The grant of restricted stock and deferred stock should not result in immediate income for the participant or in a deduction for the Company for federal income tax purposes, assuming the shares are nontransferable and subject to restrictions or to a deferral period which would result in a "substantial risk of forfeiture" as intended by the Company and as defined in applicable Treasury regulations. If the shares are transferable or there are no such restrictions or significant deferral periods, the participant will realize compensation income upon receipt of the award. Otherwise, a participant generally will realize taxable compensation when any such restrictions or deferral period lapses. The amount of such income will be the value of the common stock on that date less any amount paid for the shares. Dividends paid on the common stock and received by the participant during the restricted period or deferral period also will be taxable compensation income to the participant. In any event, the Company will be entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. A participant may elect, under Section 83(b) of the Code, to be taxed on the value of the stock at the time of award. If the election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and the Company is entitled to a corresponding deduction.

    WITHHOLDING. The Plan requires each participant, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant, to pay to the Company any federal, state or local taxes required by law to be withheld with respect to the award. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any award under the Plan, if the terms of the award so permit, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of shares of Company common stock which would otherwise be deliverable to the participant, or (ii) delivering to the Company from shares of Company common stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant. In that case, the Company would pay the tax liability from its own funds.

REGISTRATION WITH SEC

    The Company intends to file a Registration Statement covering the issuance of shares issuable under the Stock Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, amended.

ADDITIONAL INFORMATION

    A copy of the Plan can be obtained by writing to: Chief Financial Officer, Hector Communications Corporation, 211 South Main Street, Hector, Minnesota 55342.

SHAREHOLDER APPROVAL

    The affirmative vote of a majority of the outstanding shares of the Company's Common Stock voting at the meeting in person or by proxy is required for ratification and approval of the Company's Stock Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION AND APPROVAL OF THE 1999 STOCK PLAN.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following tables show, for the fiscal years ending December 31, 1998, 1997 and 1996, the cash and other compensation paid to or accrued by the Company for the Company's Chief Executive Officer and Chief Operating Officer in all capacities served, as well as information relating to option grants, option exercises and fiscal year end option values applicable to such persons.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                      -------------
                                                          ANNUAL COMPENSATION            OPTIONS
                                                    --------------------------------   (NUMBER OF       ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR       SALARY      BONUS       SHARES)     COMPENSATION(2)
--------------------------------------------------  ---------  ----------  ---------  -------------  ----------------
Curtis A. Sampson, Chief Executive
  Officer(1)......................................       1998  $  140,769  $  25,000       10,000       $   10,284
                                                         1997  $  122,308  $  20,000       10,000       $    9,536
                                                         1996  $  113,654  $  15,000       10,000       $    7,618
Steven H. Sjogren, Chief Operating
  Officer.........................................       1998  $  107,615  $  15,000        9,000       $    7,524
                                                         1997  $   96,576  $  10,000        8,100       $    7,436
                                                         1996  $   89,385  $   9,000        8,100       $    6,501

------------------------

Note: Certain columns have not been included in this table because the information called for therein is not applicable to the Company or the individual named above for the periods indicated.

(1) Mr. Sampson devotes approximately 40% of his working time to the Company. The balance of his working time Mr. Sampson serves as Chairman and Executive Officer of Communications Systems, Inc., for which he is separately compensated. See "Certain Transactions."

(2) All other compensation for Messrs. Sampson and Sjogren consisted of Company contributions to the Company's 401(k) Plan and Employee Stock Ownership Plan.

(3) In May, 1998, pursuant to a Board of Director approval, the Company loaned to Curtis A. Sampson $71,500 pursuant to a two-year promissory note bearing interest at 6.5% to enable Mr. Sampson to exercise stock options he was granted by the Company. The loan to Mr. Sampson is secured by the pledge of 10,000 shares of the Company's common stock.

                             OPTION GRANTS IN 1998

                                                    INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------------------------------------------
                                                                                                     POTENTIAL REALIZABLE
                                                    % OF TOTAL                                         VALUE AT ASSUMED
                                                      OPTIONS                                               ANNUAL
                                                      GRANTED                                           RATES OF STOCK
                                                        TO                    MARKET                  PRICE APPRECIATION
                                                     EMPLOYEES    EXERCISE     PRICE                   FOR OPTION TERM
                                        OPTIONS      IN FISCAL      PRICE     ON DATE   EXPIRATION   --------------------
NAME                                    GRANTED        YEAR       PER SHARE  OF GRANT      DATE         5%         10%
------------------------------------  -----------  -------------  ---------  ---------  -----------  ---------  ---------
Curtis A. Sampson...................      10,000            14%   $ 12.5125  $  11.375     3/24/03   $  34,570  $  76,390
Steven H. Sjogren...................       9,000            13%      11.375     11.375     3/24/03      28,284     62,501

                      AGGREGATED OPTION EXERCISES IN 1998
                           AND YEAR-END OPTION VALUES

                                                                                                     VALUE OF UNEXERCISED
                                                                                                     IN-THE-MONEY OPTIONS
                                                                                                          AT FY-END
                                                     VALUE REALIZED                                   (BASED ON 12/31/98
                                                      (MARKET PRICE     NUMBER OF UNEXERCISED              PRICE OF
                                                       AT EXERCISE       OPTIONS AT 12/31/98          $8.31/SHAREHOLDER)
                                    SHARES ACQUIRED       LESS        --------------------------  --------------------------
NAME                                  ON EXERCISE    EXERCISE PRICE)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------  ---------------  ---------------  -----------  -------------  -----------  -------------
Curtis A. Sampson.................        10,000           71,500         40,000        10,000     $  20,185     $     211
Steven H. Sjogren.................         8,000           52,000         32,500         8,700        37,083         2,195

EMPLOYMENT CONTRACTS

    The Company entered into an employment agreement effective August 1, 1990 with Mr. Steven H. Sjogren, the Company's President, which has a term of 10 years. Current compensation under the contract is $106,000 per annum which is subject to increase pursuant to annual salary reviews. In addition to other customary terms and conditions, the employment agreement requires that any early termination of the agreement by the Company be "for cause."

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee appointed by the Company's Board of Directors has primary responsibility in regard to determinations relating to executive compensation and administration of the Company's stock option plans. All decisions by the Compensation Committee pertaining to the compensation of the Company's executive officers are reviewed and approved by the full Board. Steven
H. Sjogren, the Company's Chief Operating Officer, did not participate in any discussions or decisions of either the Compensation Committee or the Board of Directors relating to any aspect of his compensation.

COMPENSATION POLICIES

    It is the objective of the Compensation Committee to pay compensation at levels which will attract, retain and motivate executives with superior leadership and management abilities and to structure the forms of compensation paid such that their interests will be closely aligned with achievement of superior financial performance by the Company. With these objectives in mind, the compensation currently paid to the Company's executive officers principally consists of three elements: base salary, bonus and stock option awards.

COMPENSATION ELEMENTS

    Base salaries of the Company's executive officers are generally established by reference to base salaries paid to executives in similar positions with similar responsibilities based upon publicly available compensation surveys and limited informal surveys by Compensation Committee members. Base salaries are reviewed annually. Adjustments to base salaries are determined by reference to individual and company performance having in mind both measurable financial factors, as well as subjective judgments by the Compensation Committee in regard to factors such as development and execution of strategic plans, changes in areas of responsibility, the development and management of employees and participation in industry, regulatory and political initiatives beneficial to the Company. The Compensation Committee does not, however, assign specific weights to these various quantitative and qualitative factors in reaching its decisions.

    Bonuses are intended to provide executives with an opportunity to receive additional cash compensation, but only if they earn it through Company and individual performance. After year end results are available, the Committee determines each officer's bonus based on the Company's performance, as measured by such factors as growth in earnings per share, as well as the Compensation Committee's subjective assessment of individual performance in the executive's area of responsibility, but without assigning specific weight to the various qualitative and quantitative factors considered.

    Stock options have, to date, been awarded to the Company's executives under the Company's 1990 Stock Plan. In the future, if shareholder approval is obtained, stock options will be awarded to the Company's executives under the Company's 1999 Stock Plan. Stock options represent an additional vehicle for aligning management's and stockholders' interests, specifically motivating executives to remain focused on factors which will enhance the market value of the Company's common stock. If there is no price appreciation in the common stock, the option holders receive no benefit from the stock options, because options are granted with an option exercise price at least equal to the fair market value of the common stock on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Curtis A. Sampson participates in the same executive compensation plans provided to other senior executives and is evaluated by the same factors applicable to the other executives as described above. Mr. Sampson's total cash compensation for 1998 was $165,769, an increase of 16.5% over total cash compensation in 1997. In addition, Mr Sampson was granted options to purchase 10,000 shares in 1998, the same amount granted to Mr. Sampson in 1997. Because of his significant holdings of Company common stock, under applicable IRS rules, Mr. Sampson's options are priced at 110% of the market price on the date of grant. The base salary and bonus compensation payable to Mr. Sampson in 1998 was determined in April 1998 and reflects the Committee's evaluation of Mr. Sampson and the Company's performance for fiscal year 1997 as compared to fiscal year 1996. In 1997 the Company experienced a 40% increase in revenues and a 125% increase in net income reflecting the successful acquisition of Ollig Utilities Company in 1996, an acquisition spearheaded by Mr. Sampson. In addition, Mr. Sampson's compensation reflects his active leadership role in national telecommunications organizations and associations and the benefits this provides to the Company. The Compensation Committee believes, based upon their general knowledge of compensation paid to other chief executives and published regional salary data (but without conducting a formal survey), that Mr. Sampson's total compensation is below that which could be reasonably justified in relation to the scope of his responsibilities, as well as the financial performance of the Company.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

              Paul A. Hoff       Steven H. Sjorgen       Wayne E. Sampson

                               PERFORMANCE GRAPH

    The following graph presents, at the end of each of the Company's last five fiscal years, the cumulative total return on the common stock of the Company as compared to the cumulative total return of the NASDAQ Stock Market Total Return Index (U.S. Companies), and Hickory Tech Corporation which the Company has selected as a peer issuer in the same industry assuming, in each case, the investment of $100 on the last business day before January 1, 1993 and the reinvestment of all dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            HECTOR COMMUNICATIONS      NASDAQ
                 CORPORATION        STOCK MARKET   HICKORY TECH CORPORATION
1993                        100.00         100.00                    100.00
1994                         87.50          96.99                     98.83
1995                         95.31         130.24                    100.26
1996                         90.63         166.79                     92.31
1997                        115.63         203.98                    125.79
1998                        103.91         281.69                    142.23

                              CERTAIN TRANSACTIONS

TRANSACTIONS AND SHARED MANAGEMENT WITH COMMUNICATIONS SYSTEMS, INC.

    The Company receives certain staff services and systems, such as payroll and pension plan administration, from Communications Systems, Inc. pursuant to an agreement entered into in August 1990 with the costs and expenses of such services paid by the Company. CSI has continued to make available to the Company certain centralized staff services and systems, such as payroll and pension plan administration, with the related costs and expenses being paid by the Company. In 1998 and 1997 the Company paid CSI, respectively, $300,000 and $264,000 for such services, amounts which management believes is less than what the Company would pay if it was required to pay for such services from another vendor.

    Three of the Company's executive officers, Curtis A. Sampson, Paul N. Hanson and Charles A. Braun, each devote approximately 40% of their working time to the Company. Messrs. Sampson, Hanson and Braun devote substantially all of the remainder of their working time to CSI, of which Mr. Sampson serves as Chairman and Chief Executive Officer. Mr. Hanson serves as Chief Financial Officer, Vice President of Finance and Treasurer, and Mr. Braun serves as Controller. These officers are separately compensated for their services to CSI.

REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION

    The Company's officers, directors and beneficial holders of 10% or more of the Company's securities are required to file reports of their beneficial ownership with the Securities and Exchange Commission on SEC Forms 3, 4 and 5. According to the Company's records, during the period from January 1, 1998 to December 31, 1998, officers, directors and ten percent beneficial holders of the Company filed all reports with the Securities and Exchange Commission required under Section 16(a) to report their beneficial ownership.

                             THE COMPANY'S AUDITORS

    Olsen Thielen & Co., Ltd. have been the auditors for the Company since 1969 and have been selected by the Board of Directors, upon recommendation of the Audit Committee, to serve as such for the current fiscal year. A representative of Olsen Thielen & Co., Ltd. is expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and will be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    The proxy rules of the Securities and Exchange Commission permit shareholders of the Company, after timely notice to the Company, to present proposals for shareholder action in the Company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the Commission's proxy rules. The next annual meeting of the shareholders of Hector Communications Corporation is expected to be held on or about May 20, 2000 and proxy materials in connection with that meeting are expected to be mailed on or about March 31, 2000. Shareholder proposals prepared in accordance with the Commission's proxy rules must be received at the Company's corporate office, 211 South Main Street, Hector, Minnesota 55342, Attention: President, by December 15, 1999, in order to be considered for inclusion in the Board of Directors' Proxy Statement and proxy card for the 2000 Annual Meeting of Shareholders. Any such proposals must be in writing and signed by the shareholder.

    The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company and (ii) the nomination by shareholders of candidates for election as directors.

    PROPERLY BROUGHT BUSINESS. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year's annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company's Bylaws.

    SHAREHOLDER NOMINATIONS. The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year's annual meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of the Company's Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

                                 OTHER MATTERS

    Management knows of no other matters that will be presented at the meeting. If any other matters arise at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.

    The Company is transmitting with this Proxy Statement its Annual Report for the year ended December 31, 1998. SHAREHOLDERS MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE COMPANY'S 1998 FORM 10-K REPORT AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WRITING TO ASSISTANT SECRETARY, HECTOR COMMUNICATIONS CORPORATION, 211 SOUTH MAIN STREET, HECTOR, MINNESOTA 55342.

                                          By Order of the Board of Directors,

                                          Richard A. Primuth, SECRETARY

                       HECTOR COMMUNICATIONS CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 1999

    The undersigned hereby appoints James O. Ericson, Paul N. Hanson and Wayne
E. Sampson or any of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Hector Communications Corporation, to be held Tuesday, May 18, 1999, at 2:00 p.m. Central Daylight Time at the Carlson School of Management, 321 19th Avenue South, Room 2-260Z, Minneapolis, Minnesota or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournment thereof, hereby revoking all former proxies.

1.         ELECTION OF DIRECTORS.
           / /        WITH AUTHORITY to vote for the two nominees listed below (except as indicated to the contrary) for a three year term ending at the 2002 Annual Meeting of Shareholders
           / /        WITHOUT AUTHORITY to vote for nominees listed below
  (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
                             Curtis A. Sampson                             Steven H. Sjogren

                      -------------------------------------------------------------------------------------------------------
2.         PROPOSAL TO RATIFY AND APPROVE THE COMPANY'S 1999 STOCK PLAN.
                                       / /  FOR                     / /  AGAINST                     / /  ABSTAIN

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                                                   (CONTINUED FROM PREVIOUS SIDE)
3.         In their discretion upon any matters coming before the meeting.

    UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS AND PROPOSAL 2 SUMMARIZED ON THE REVERSE SIDE OF THIS CARD.
                                              Dated ______________________, 1999
                                              __________________________________
                                                          Signature
                                              __________________________________
                                                  Signature if held jointly

                                              Please date and sign exactly as
                                              your name(s) appears below
                                              indicating, where proper, official
                                              position or representative
                                              capacity in which you are signing.
                                              When signing as executor,
                                              administrator, trustee or
                                              guardian, give full title as such;
                                              when shares have been issued in
                                              names of two or more persons, all
                                              should sign.